Exhibit 99.1

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in U.S dollar, except for the number of shares)

	September 30	March 31
	2024	2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,727,167	$2,677,059
Restricted cash	2,577,553	1,656,678
Accounts receivable, net	13,248,026	17,413,086
Amount due from related parties	60,592	21,880
Inventories, net	6,563,779	4,826,217
Other receivable and other current assets, net	1,041,953	460,997
Prepayments, net	9,295,186	5,510,988
Total current assets	40,514,256	32,566,905

NONCURRENT ASSETS
Property and equipment, net	450,916	505,111
Definite-lived intangible assets, net	2,735,858	3,273,226
Indefinite-lived intangible assets	11,904,882	6,858,114
Goodwill	2,990,394	2,990,394
Long-term investment	71,045	71,045
Other receivable, non-current	-	167,000
Operating leases right-of-use assets	906,596	1,128,066
Finance leases right-of-use assets	426,916	470,100
Deferred merger costs	1,836,164	1,065,854
Deferred tax assets, net	588,414	462,429
Total noncurrent assets	21,911,185	16,991,339

TOTAL ASSETS	$62,425,441	$49,558,244

LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Bank Loans, current	$14,270,394	$8,812,807
Accounts payable	10,117,098	7,016,238
Accounts payable, a related party	6,329,474	6,567,480
Contract liabilities	1,779,725	209,903
Other payables and accrued liabilities	3,953,032	3,101,586
Advance proceeds from converible notes	4,012,500	-
Operating lease liabilities, current	588,180	792,197
Contingent consideration for acquisition, current	3,426,385	2,319,000
Finance leases liabilities, current	80,631	72,868
Amount due to related parties	386,008	486,016
Tax payables	968,254	1,017,143
Total current liabilities	45,911,681	30,395,238

NON-CURRENT LIABILITIES
Operating lease liabilities, non-current	348,283	370,103
Finance leases liabilities, non-current	205,269	234,765
Bank Loans, non-current	67,908	208,010
Deferred tax liabilities	82,075	346,969
Contingent consideration for acquisition, non-current	-	1,378,000
Total non-current liabilities	703,535	2,537,847

TOTAL LIABILITIES	46,615,216	32,933,085

COMMITMENTS AND CONTINGENCIES

MEZZANINE EQUITY
Ordinary shares subject to possible redemption, 53,711 shares as of September 30, 2024 and March 31,2024	700,000	700,000

SHAREHOLDERS' EQUITY
Ordinary share, par value $0.0001; 150,000,000 shares authorized, 25,916,468 shares issued and outstanding as of September 30, 2024 and March 31, 2024, respectively	2,592	2,592
Additional paid-in capital	1,738,012	1,738,012
Retained earnings	11,426,087	11,938,374
Accumulated other comprehensive loss	(131,020)	(120,551)
TOTAL GCL Global Limited shareholders' equity	13,035,671	13,558,427

Non-controlling interests	2,074,554	2,366,732

TOTAL SHAREHOLDERS' EQUITY	15,110,225	15,925,159

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY	$62,425,441	$49,558,244

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in U.S dollar, except for the number of shares)

	For the Six Months Ended September 30,
	2024	2023
REVENUES
Revenues	$50,905,030	$36,047,105
Revenues, a related party	675	41,464
TOTAL REVENUES	50,905,705	36,088,569

COST OF REVENUES
Cost of revenues	(36,579,493)	(25,401,903)
Cost of revenues, related parties	(7,308,820)	(4,835,828)
TOTAL COST OF REVENUES	(43,888,313)	(30,237,731)

GROSS PROFIT	7,017,392	5,850,838

OPERATING EXPENSES
Selling and marketing	(1,219,251)	(1,266,421)
General and administrative	(6,878,939)	(6,590,726)
Total operating expenses	(8,098,190)	(7,857,147)

LOSS FROM OPERATIONS	(1,080,798)	(2,006,309)

OTHER INCOME (EXPENSE)
Other income, net	356,921	1,095,157
Interest expense, net	(359,624)	(254,172)
Change in fair value of contingent consideration for acquisition	270,615	(681,000)
TOTAL OTHER INCOME, NET	267,912	159,985

LOSS BEFORE INCOME TAXES	(812,886)	(1,846,324)

BENEFIT (PROVISION) FOR INCOME TAXES	10,444	(16,168)

NET LOSS	(802,442)	(1,862,492)

Less: net loss attributable to non-controlling interests	(290,155)	(332,096)

NET LOSS ATTRIBUTABLE TO GCL GLOBAL LIMITED'S SHAREHOLDERS	(512,287)	(1,530,396)

NET LOSS	(802,442)	(1,862,492)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	(12,492)	(58,132)

COMPREHENSIVE LOSS	(814,934)	(1,920,624)

Less: total comprehensive loss attributable to noncontrolling interests	(292,178)	(329,055)

Total comprehensive loss attributable to GCL Global Limited's shareholders	$(522,756)	$(1,591,569)

LOSS PER SHARE - BASIC AND DILUTED, ORDINARY SHARES	$(0.02)	$(0.06)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES OUTSTANDING
Basic and diluted	25,916,468	25,896,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES
UNAUDITED CONDENSED STATEMENTS OF CHANGE IN SHAREHOLDERS' EQUITY
For the Six Months Ended September 30, 2024 and 2023
(Stated in U.S. dollar, except for the number of shares)

	For the Six Months Ended September 30, 2023
					Accumulated
			Additional		other		Total
	Ordinary share		paid-in	Retained	comprehensive	Non-controlling	shareholders'
	Shares	Par value	capital	earnings	loss	interest	equity
Balance as of March 31, 2023	25,896,000	2,590	1,102,505	13,311,878	(28,860)	2,767,775	17,155,888
Recognition of non-controlling interest from acquisition of subsidiaries	-	-	381,947	-	-	182,599	564,546
Net loss	-	-	-	(1,530,396)	-	(332,096)	(1,862,492)
Foreign currency translation adjustments	-	-		-	(61,173)	3,041	(58,132)
Balance as of September 30, 2023 (Unaudited)	25,896,000	$2,590	$1,484,452	$11,781,482	$(90,033)	$2,621,319	15,799,810

	For the Six Months Ended September 30, 2024
					Accumulated
			Additional		other		Total
	Ordinary share		paid-in	Retained	comprehensive	Non-controlling	shareholders'
	Shares	Par value	capital	earnings	loss	interest	equity
Balance as of March 31, 2024	25,916,468	$2,592	$1,738,012	$11,938,374	$(120,551)	$2,366,732	$15,925,159
Net loss	-	-	-	(512,287)	-	(290,155)	(802,442)
Foreign currency translation adjustments	-	-		-	(10,469)	(2,023)	(12,492)
Balance as of September 30, 2024 (Unaudited)	25,916,468	$2,592	$1,738,012	$11,426,087	$(131,020)	$2,074,554	$15,110,225

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. dollar, except for the number of shares)

	For the Six Months Ended
	September 30
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(802,442)	$(1,862,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	165,415	165,878
Amortization of intangible assets	537,367	573,693
Amortization of right of use assets- operating leases	421,485	305,616
Amortization of right of use assets- finance leases	56,246	18,638
(Recovery from) Provision for credit loss and doubtful accounts	(203,270)	28,306
Loss from disposal of property and equipment	-	56,793
Deferred taxes benefit	(359,472)	(341,257)
Change in fair value of contingent consideration for acquisition	(270,615)	681,000
Change in operating assets and liabilities
Accounts receivables	5,902,561	3,304,346
Accounts receivables, a related party	-	(2,423)
Inventories	(1,552,924)	(925,554)
Indefinite-lived intangible assets	(5,030,276)	1,710,119
Other receivable and other current assets	(381,235)	245,078
Prepayments	(3,593,582)	(750,499)
Prepayments, a related party	-	(722,881)
Accounts payable	3,047,728	(473,187)
Accounts payable, a related party	(311,011)	2,067,082
Contract liabilities	1,555,495	2,199,886
Other payables and accrued liabilities	(946,978)	122,688
Other payables and accrued liabilities , a related party	-	(23,916)
Operating Lease Liabilities	(426,338)	(306,512)
Income tax payables	2,666	67,717
Net cash (used in) provided by operating activities	(2,189,180)	6,138,119

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(76,681)	(64,723)
Cash received in business combinations, net of cash acquired	-	85,443
Net cash (used in) provided by investing activities	(76,681)	20,720

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loans	13,798,964	7,896,390
Repayments to bank loans	(8,485,654)	(12,982,420)
Advances proceeds related convertible notes	4,012,500	-
Repayments from related parties	-	3,640,931
Loan to related parties	-	(2,251,258)
Repayments to related parties	(72,399)	-
Principal payments of finance lease liabilities	(32,324)	(12,289)
Payments of deferred merger costs	(693,070)	(338,018)
Net cash provided by (used in) financing activities	8,528,017	(4,046,664)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	(291,173)	(102,441)

INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	5,970,983	2,009,734

CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, beginning of period	4,333,737	3,831,606

CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, end of period	$10,304,720	$5,841,340

SUPPLEMENTAL CASH FLOWS INFORMATION
Income taxes paid	$349,028	$357,425
Interest paid	$359,624	$254,172

SUPPLEMENTAL NON-CASH FLOWS INFORMATION
Fair value of share issuance in acquisition of a subsidiary	$-	$687,348
Right-of-use assets in exchange for operating lease liabilities	$177,704	$-
Recognition of non-controlling interest from acquisition of subsidiaries	$-	$182,599

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the statement of cash flows:

	September 30	September 30
	2024	2023
Cash and cash equivalents	7,727,167	4,207,779
Restricted cash	2,577,553	1,633,561
Total cash and cash equivalents, and restricted cash	10,304,720	5,841,340

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

GCL Global Limited (“GCL Global” or the “Company”) was incorporated and registered as an exempted Company with limited liability on September 8, 2023, under the laws of the Cayman Islands. GCL Global is a holding Company and has no substantive operations other than holding all of the outstanding equities of its directly and indirectly owned subsidiaries through various recapitalizations. GCL Global and its subsidiaries are hereafter referred as the Company.

The Company, through its subsidiaries in Singapore, Malaysia, and Hong Kong, operates its business in four segments, 1) distribution of console games, 2) game publishing, 3) media advertising service, and 4) others.

— Reorganization under GCL Global Pte. Ltd (“GCL Global SG”)

GCL Global SG was incorporated on July 26, 2021, under the laws of Singapore. GCL Global SG is a holding Company and has no substantive operations other than holding all of the outstanding equities of Epic SG, 4Divinity SG, 2Game, and Starlight.

On June 30, 2023, GCL Global SG completed the acquisition of 100% of the equity interests in Titan Digital Media Pte Ltd (“Titan Digital”), which was held under common control with Grand Centrex Limited (“GCL BVI”). The transaction was executed with a consideration of SGD 10. GCL Global SG and Titan Digital are under the effective control of the same group of shareholders.

On July 18, 2023, GCL Global SG completed the acquisition of 100% of the equity interests in Epicsoft Hong Kong Limited (“Epic HK”), which was held under common control with GCL BVI. The transaction was executed with a consideration of HKD 10. GCL Global SG and Epic HK are effectively controlled by the same shareholder.

— Reorganization under GCL Global

GCL BVI was incorporated on November 16, 2018, under the laws of British Virgin Island (“BVI”).

GCL BVI is a holding Company and has no substantive operations other than holding all of the outstanding equity of Epic MY after reorganization under GCL Global SG.

On February 14 , 2024, GCL BVI and GCL Global had completed a sequential two-step transaction involving (a) sale by GCL BVI of all its equity interests in GCL Global SG to GCL Global in return for GCL Global shares being issued to the GCL Shareholders (defined below), resulting in (i) GCL Global SG becoming a wholly-owned subsidiary of GCL Global; and (ii) GCL Shareholders holding all issued and outstanding shares in GCL Global; and (b) sale by GCL BVI shareholders holding a total of 99.8% of the total outstanding shares of GCL BVI (“GCL Shareholders”) of their equity interests in GCL BVI to GCL Global, resulting in GCL BVI becoming a 99.8%-owned subsidiary of GCL Global (the “Reorganization”).

Before and after the Reorganizations, GCL Global, together with its subsidiaries (as indicated above), is effectively controlled by the major shareholders, and therefore the Reorganization is considered as a recapitalization of entities under common control in accordance with Accounting Standards Codification (“ASC”) 805-50-25. The consolidation of the Company and its subsidiaries have been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying unaudited condensed consolidated financial statements in accordance with ASC 805-50-45-5. The accompanying unaudited condensed consolidated financial statements reflect the activities of GCL Global and each of the following subsidiaries for the six months ended and as of September 30, 2024:

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Name	Background	Ownership
Grand Centrex Limited (“GCL BVI”)	● A BVI Company ● Incorporated on November 16, 2018 ● Holding Company	99.8% owned by GCL Global
GCL Global Pte. Ltd (“GCL Global SG”)	● A Singapore Company ● Incorporated on July 26, 2021 ● Holding Company	100% owned by GCL Global
Titan Digital Media Pte. Ltd. (“Titan Digital”) (1)	● A Singapore Company ● Incorporated on January 08, 2018 ● An advertising Company that provides video production, and advertising in social media platform.	85% owned by GCL Global SG
Epicsoft Asia Pte. Ltd (“Epic SG”)	● A Singapore Company ● Incorporated on September 23, 2014 ● A gaming Company that engage in operation of distribution of console games software, and console game code.	100% owned by GCL Global SG
Epicsoft (Hong Kong) Limited (“Epic HK”)	● A Hong Kong Company ● Incorporated on April 15, 2005 ● A gaming Company that engage in operation of distribution of console games software, and console game code.	100% owned by GCL Global SG
4Divinity Pte. Ltd. (“4Divinity SG”)	● A Singapore Company ● Incorporated on September 30, 2022 ● Publishing of game software	100% owned by GCL Global SG
Epicoft Malaysia Sdn. Bhd. (“Epic MY”)	● A Malaysian Company ● Incorporated on June 26, 2019 ● Distribution of console game software and hardware.	100% owned by GCL BVI
2Game Digital Limited (“2Game”)	● A Hong Kong Company ● Incorporated on May 11, 2022 ● Distribution of console game code	51% owned by GCL Global SG
Starlight Games (HK) limited (“Starlight”) (2)	● A Hong Kong Company ● Incorporated on November 08, 2019 ● Distribution of console game software	100% owned by GCL Global SG
Starry Jewelry Pte. Ltd. (“Starry”) (1)	● A Singapore Company ● Incorporated on June 16, 2020 ● Retail in jewelry.	100% owned by Titan Digital
Martiangear Pte. Ltd. (“Martiangear”) (3)	● A Singapore Company ● Incorporated on September 24, 2020 ● Retail in gaming desk and chair	100% owned by Titan Digital
Hainan GCL Technology Co. Ltd. (“Hainan GCL”)	● A PRC Company ● Incorporated on July 26, 2024 ● Distribution of console game code	100% owned by GCL Global SG
2 Game Pro LTDA	● A Brazil Company ● Incorporated on August 25, 2023 ● Distribution of console game code	100% owned by 2Game

(1)	On April 12, 2023, Titan Digital acquired a 100% equity interest in Starry from Debbie Soon Rui Yi (“Debbie”), the spouse of Jianhao Tan, the Chief Executive Officer (“CEO”) of Titan Digital, through issuance of 17,648 or 15% of Titan Digital’s ordinary shares to Debbie. As a result, the Company’s equity interest in Titan Digital was reduced from 100% to 85% upon completion of the acquisition of Starry. (see Note 3)

(2)	On July 14, 2023, Starlight was dissolved due to cease operation since September 2021.

(3)	On September 4, 2023, Titan Digital acquired 100% equity interest of Martiangear from two third-party for cash consideration of $148,000 and share consideration consisted of issuance of 53,711 ordinary shares by GCL BVI. (see Note 3)

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2- Summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements as of September 30, 2024 and for the six months ended September 30, 2024 and 2023 are included all adjustments considered necessary to present fairly the financial position, results of operations and cash flow for such interim periods. Certain information and footnote disclosures normally included in the financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The results of operations for the six months ended September 30, 2024 and 2023 are not necessarily indicative of results to be expected for the full year of 2025 and 2024, respectively. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended March 31, 2024 and 2023.

Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include estimates of allowances for doubtful accounts, reserve for excess and obsolete inventory, estimates of impairments of long-lived assets and goodwill, valuation of deferred tax assets and contingent consideration for acquisition. Actual results could differ from these estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

Foreign currency translation and transaction

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operation and comprehensive loss.

The reporting currency of the Company is United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. The Company’s subsidiaries in Singapore, Hong Kong, Malaysia, China, Brazil, and Dubai conduct their businesses and maintain their books and records in US$, or local currencies of Singapore Dollars (“SGD”), Hong Kong Dollar (“HKD”), Malaysian Ringgit (“MYR”), Chinese Yuan (“RMB”), and Brazil Real (“BRL”) as their respective functional currencies.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive loss within the statements of change in shareholders’ equity. Cash flows are also translated at average translation rates for the periods. Therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Exchange rate presented below were quoted by the federal reserve of the United States.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Translation of foreign currencies into US$ 1 have been made at the following exchange rates for the respective periods:

	As of and for the Six Months ended September 30,		As of March 31,
	2024	2023	2024
Period-end SGD: US$1 exchange rate	1.2831	-	1.3475
Period-end HKD: US$1 exchange rate	7.7693	-	7.8259
Period-end MYR: US$1 exchange rate	4.1210	-	4.7225
Period-end RMB: US$1 exchange rate	7.0176	-	-
Period-end BRL: US$1 exchange rate	5.4509	-	-
Period-average SGD: US$1 exchange rate	1.3362	1.3443	1.3447
Period-average HKD: US$1 exchange rate	7.2023	7.8317	7.8246
Period-average MYR: US$1 exchange rate	4.3513	4.5740	4.6409
Period-average RMB: US$1 exchange rate	7.2023	-	-
Period-average BRL: US$1 exchange rate	5.3784	-	-

Business Combination

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers and liabilities incurred by the Company and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiaries acquired, the difference is recognized directly in the consolidated statements of operation and comprehensive loss. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operation and comprehensive loss.

Non-controlling interests

For the Company’s non-wholly owned subsidiaries, a non-controlling interest is recognized to reflect portion of equity that is not attributable, directly or indirectly, to the Company. The cumulative results of operations attributable to non-controlling interests are also recorded as non-controlling interests in the Company’s consolidated balance sheets and consolidated statements of operation and comprehensive loss. Cash flows related to transactions with non-controlling interests are presented under financing activities in the consolidated statements of cash flows.

Segment reporting

The chief executive officer is identified as the Company’s chief operating decision-maker who reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by different revenues streams for purposes of allocating resources and evaluating financial performance. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to be operating within four operating and three reportable segments as set forth in Note 19.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Cash and cash equivalents, and restricted cash

Cash is carried at cost and represents cash on hand. Cash equivalents consist of time deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less. In addition, cash equivalents also consist of funds received from customers, which were held at the third-party platform’s account, and which are unrestricted and immediately available for withdrawal and use.

Restricted cash consists of fixed deposits being held as collateral to secure the banking facilities. As of September 30, 2024 and March 31, 2024, the Company had deposit amounted to $2,577,553 and $1,656,678, respectively, held in the bank as collateral to secure the banking facilities which the Company signed with HSBC Bank and Citibank (referred to Note 10).

Accounts receivable, net

Accounts receivable are recognized and carried at the original invoiced amount less an allowance for credit losses and do not bear interest. Customers who owed accounts receivables, are granted credit terms based on their credit metrics. The Company adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”) on its accounts receivable using the modified retrospective approach, starting from April 1, 2021 and records the allowance for credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance is classified as “general and administrative” in the consolidated statements of operation and comprehensive loss. The Company assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business line, service or product offerings and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the accounts receivable balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. As of September 30, 2024 and March 31, 2024, the Company provided allowance for credit loss of $341,854 and $325,457, respectively.

Inventories, net

Inventories are stated at the lower of cost or net realizable value. Weighted average method is the inventory valuation method applied to these inventories. Inventories mainly include physical console game compact disc, gaming hardware and accessories which are purchased from the Company’s suppliers as merchandized goods. Inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories which equals the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written down to net realizable value, it is not marked up subsequently based on changes in underlying facts and circumstances. For the six months ended September 30, 2024 and 2023, $141,047 and $474,364 of inventories write- down were recorded, respectively.

Other receivables and other current assets, net

Other receivables primarily include receivables from the marketing expense related in promoting console game that the Company paid on behalf of vendors, and refundable deposit such as rental deposit. Starting from April 1, 2021, the Company adopted ASC Topic 326 on its other receivables using the modified retrospective approach. The new credit loss guidance replaces the old model for measuring the allowance for credit losses with a model that is based on the expected losses rather than incurred losses. Under the new accounting guidance, the Company measures credit losses on its other receivables using the current expected credit loss model under ASC 326. As of September 30, 2024 and March 31, 2024, the Company provided allowance for credit loss of $27,264 and $52,949, respectively.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Prepayments, net

Prepayments are mainly cash deposited or advanced to suppliers for future inventory purchases. These amounts are refundable if the purchases are not completed and bear no interest. For any prepayments determined by management that such advances will not be in receipts of inventories, services, or refundable, the Company will recognize an allowance account to reserve such balances. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection or realization of amounts due are at risk. Delinquent account balances are written-off against allowance after management has determined that the likelihood of completion or collection is not probable. As of September 30, 2024 and March 31, 2024, the Company provided allowance related to prepayment of $20,113 and $209,412, respectively

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Expected useful lives
Office equipment	3 years
Furniture & fitting	3 years
Office and warehouse renovation	Shorter of the lease term or 3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operation and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Indefinite-lived intangible assets (Console Game Codes)

The Company’s indefinite-lived intangible assets consisted of the console game codes. The console game codes represent sequences of code providing users with access to specific video games. Acquired from vendors in batches, their primary purpose is for resale. Each console game code grants single access right to the user and is individually identified at cost upon purchase from its vendor.

Each console game code is defined as an intangible asset, due to its lack of physical form. The useful life of an intangible asset should be considered indefinite if no legal, regulatory, contractual, competitive, economic, or other factors limit its useful life to the reporting entity in accordance with ASC 350-30-35-4. Consequently, each console game code is recorded at cost on the Company’s consolidated balance sheet and is not subject to amortization. Instead, the cost of each game code will be transferred to cost of goods sold upon the sale of each individual code. Additionally, the remaining balance of the console game codes will continue to generate cash flows from sales activities until the last code is sold, with the total balance and the number of consol game codes decreasing as individual codes are sold.

Impairment testing for indefinite-lived intangible assets is conducted on both an interim and annual basis to assess whether the carrying value of an individual asset exceeds its fair value. When the carrying value exceeds fair value, the carrying amount is reduced to the fair value. The assessment for impairment incorporates a review of external factors, including current market prices for console game codes, market demand trends, and market competition. Additionally, the evaluation considers the long-term viability of the console game codes, factoring in elements such as platform support and the lifespan of the gaming ecosystem in which the console game codes operate.

If the fair market value of an indefinite-lived intangible asset is determined to be lower than its carrying value at any point during the reporting period, an impairment loss equal to the difference is recognized in the consolidated statements of operations and comprehensive loss. For the six months ended September 30, 2024, and 2023, impairment losses of nil and $4,143, respectively, were recorded against indefinite-lived intangible assets.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Definite-lived intangible assets

Definite-lived intangible assets consisted primarily of customer relationships, trademark and license. The estimated useful life and amortization methodology of intangible assets are determined based on the period in which they are expected to contribute directly to cash flows in accordance with ASC Topic 350 “Intangibles — Goodwill and Other”. Intangible assets that are determined to have a definite life are amortized over the life of the asset.

Definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for identifiable intangible assets is based on the amount by which the carrying amount of the assets exceeds its fair value determined by using a discounted cash flow model.

Goodwill

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net identifiable assets of the acquired subsidiaries at the date of acquisition. Goodwill is not amortized and is tested for impairment at least annually, or more often when circumstances indicate impairment may have occurred. Goodwill is carried at cost less accumulated impairment losses. If impairment exists, goodwill is immediately written off to its fair value and the loss is recognized in the consolidated statements of operations and comprehensive loss. Impairment losses on goodwill are not reversed.

The Company reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist annually or more frequently if events and circumstances indicate that it is more likely than not that an impairment has occurred. Management has determined that the Company has two reporting unit within the entity at which goodwill is monitored for internal management purposes.

The table below summarizes the changes in the carrying amount of goodwill for each reporting unit:

	Console Game	Publishing	Media Advertising service	Others	Total
Balance at March 31, 2023	$2,047,154	$-	$-	$-	$2,047,154
Acquired goodwill	674,367	-	-	268,873	943,240
Impairments	-	-	-	-	-
Balance at March 31, 2024	2,721,521	-	-	268,873	2,990,394
Acquired goodwill	-	-	-	-	-
Impairments	-	-	-	-	-
Balance at September 30, 2024 (Unaudited)	$2,721,521	$-	$-	$268,873	$2,990,394

An entity performs its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize a goodwill impairment charge for the amount by which the reporting unit’s carrying amount exceeds its fair value. If fair value exceeds the carrying amount, no impairment should be recorded. Any loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

An entity may still perform the optional qualitative assessment for a reporting unit to determine if it is more likely than not that goodwill is impaired. However, this ASU eliminates the requirement to perform a qualitative assessment for any reporting unit with zero or negative carrying amount.

For the six months ended September 30, 2024 and 2023, management evaluated impairment of goodwill by performing qualitative assessment on its reporting units and determined that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, and therefore, no impairment loss on goodwill was recognized for the six months ended September 30, 2024 and 2023.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Impairment for long-lived assets

In accordance with ASC 360-10, long-lived assets, including property and equipment with finite lives, are reviewed for impairment loss whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the assets. If an impairment loss is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach, or, when available and appropriate, comparable market values. As of September 30, 2024 and March 31, 2024, no impairment of long-lived assets was recognized.

Contingent consideration for acquisitions

In connection with the business combination set forth in Note 3, the Company recognized contingent consideration for acquisition upon completion of the business combination in accordance with ASC 805-10-55-28. The Company determined the fair value of the contingent consideration for acquisition as the Company has the obligation to pay cash or issuing shares to settle the contingent consideration upon 2Game’s achievement of certain performance milestones.

In accordance with ASC 815-40 “Derivatives and Hedging”, the Company determined that the contingent consideration for acquisition should classified as a liability as it does not consider indexed to the Company’s stock. As a result, the contingent consideration for acquisition shall be measured initially, and subsequently at fair value on each reporting date. The Company will continue to adjust the carrying value of the contingent consideration for acquisitions until contingency is finally determined. Any changes in fair value will be recorded as a gain or loss in the statements of operations and comprehensive loss.

Contingent consideration for acquisition was valued at the time of acquisitions and each of the financial statement date, using unobservable inputs and discounted cash flow methodology. The determination of the fair value is based on discounted cash flows, the key assumptions include the probability of meeting each performance target and the discount factor.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”, where equity interests are determined to be conditionally redeemable upon the occurrence of certain events that are not solely within the control of the Group, and upon such event, the shares would become redeemable at the option of the holders, they are classified as mezzanine equity (temporary equity). As of September 30, 2024 and March 31, 2024, ordinary shares subject to possible redemption are 53,711 shares as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital or accumulated deficit if additional paid-in capital equals to zero. On November 22, 2023, 115,000 ordinary shares were fully redeemed for cash consideration of $ 163,905.

Revenue recognition

The Company follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASU allows the Company to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This requires the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company recognizes a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and collectability is probable.

Revenue recognition policies for each type of revenue stream are as follows:

(1)	Revenue from sales of console game, gaming hardware, and accessories

The Company generates revenue from distributing gaming content that are compatible with major gaming consoles such as Sony PlayStation, Microsoft Xbox, and personal computers (“PC”) to retailers. Additionally, the Company is involved in the sale of gaming hardware and accessories, primarily consisting of controllers, adapters, headsets, gaming desk, chair and etc.

The Company recognized the revenue from sales of console game, gaming hardware, and accessories at a point in time when control of the product is passed to the retailers, generally after the retailers pick up the products or the Company delivers the products to the retailers’ appointed forwarding agent, which is the point in time that the retailers are able to direct the use of and obtain substantially all of the economic benefit of the goods. The transfer of control typically occurs at a point in time based on consideration of when the retailers have the obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the retailers have accepted the goods. Revenue is recognized net of estimates of variable consideration, including product returns, and customer discounts. Historically, the product return was immaterial.

The Company determined that the shipping and handling activities are performed before the customer obtains control of the good. The Company elects to account for shipping and handling as activities to fulfill the promise to transfer the good, and accrue the related shipping cost.

Cost of revenue from sales of console game, gaming hardware, and accessories consist of cost of purchase of console game compact discs, gaming hardware and accessories from vendors.

(2)	Revenue from sales of console game code

The Company derives its revenue from the sale of console game codes through the following settlement arrangement: (1) fixed price settlement with sales price being predetermined in the contract, and (2) variable price settlement with sales price being variable and to be settled based on retailer’s monthly sales.

The Company recognized the revenue from sales of console game code at a point in time when control of the goods is passed to retailers or end users, generally after the console game code was E-delivered to the retailers or end users, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the goods. The transfer of control typically occurs at a point in time based on consideration of when the retailers or end users have an obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the retailers or end users has accepted the goods.

For settlement arrangement under the fixed price settlement, the transaction price is generally fixed and does not contain any variable considerations such as sales returns, discounts, or rebates, as the Company settles the sales with customers on a sales contract basis.

For settlement arrangement under the variable price settlement, the transaction price is subject to variation and is determined based on the retailer’s monthly sales. The pricing for individual game codes is calculated by considering their wholesale price and the quantity sold. Additionally, a proportionate adjustment is made based on the total sales of each specific game code. As a result, the consideration received from retailer can fluctuate, making it a variable component of the overall consideration.

The Company accounts for revenue from sales of console game code under both settlement arrangements as mentioned above on a gross basis as the Company is acting as a principal in these transactions and is responsible for fulfilling the promise to provide specified goods, of which the Company has control and has the ability to direct the use to obtain substantially all the benefits.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In making this determination, the Company assesses whether it is responsible to fulfil the performance obligation in these transactions, is subject to inventory risk, has latitude in establishing prices, or has met several but not all of these indicators in accordance with ASC 606-10-55-36 through 40. The Company determined that it is primarily responsible for fulfilling the promise to provide the specified good as the Company directly purchases the consoled game code from the vendors prior to posting any sale to retailers or end users. Meanwhile, the Company maintained the console game code electronically which demonstrates that Company has control over the goods and is subject to inventory risk. Furthermore, the Company has discretion in establishing the price of the goods which has demonstrated that the Company has the ability to direct the use of the goods and obtain substantially all of the benefits.

Cost of revenue from sales of console game code consist of cost of console game codes purchased from vendors.

(3)	Revenue from game publishing

The Company generates its revenue from game publishing by providing a non-exclusive license to reproduce, publicly display and perform, transmit, sell, license and otherwise distribute the PC games in object code form (“console game code”) to gaming platforms such as Sony’s PlayStation Network, Valve’s Steam, and Microsoft’s Xbox for distribution. In these sales arrangements, the gaming platforms are considered as the Company’s customers.

The Company recognizes revenue from game publishing at the point in time when control of the console game code is transferred to the Gaming Platform, which specifically occurs when the console game code is activated. Since the transaction price for publishing varies and is determined based on a predetermined rate applied to the Gaming Platform's monthly sales, the Company recognizes revenue based on the consideration expected to be received from the Gaming Platform.

The Company accounts for revenue from game publishing on a gross basis as the Company is acting as a principal who is primarily responsible for fulfilling the promise to publishing the game on the Gaming platform.

Cost of revenue from game publishing consist of game developing cost from developers.

(4)	Video marketing campaign services

The Company provides video marketing campaign services, which include video production, content alteration based on the customer’s specifications, and video publishing on designated influencers’ social media platforms. The Company identifies video marketing campaign services as a single performance obligation because the services in the contract cannot be distinct.

The customer cannot simultaneously receive and consume the benefits provided by the Company throughout the performance obligation process, and the customer does not have control on the video content as it is produced. Therefore, none of the criteria of ASC 606-10-25-27 is met, and the Company recognizes revenue from video marketing campaign services at a point in time when the customer takes control of the video. The transfer of control typically occurs when customers are able to direct the use of and obtain substantially all of the economic benefits of the video, which happens when the video production is completed and accepted by the customer.

Cost of revenue from video marketing campaign service consist of video production related cost such as labor and production supplies.

(5)	Social media advertising

The Company generates revenue from social media advertising by monetizing video content on social media platforms by allowing advertisement to be displayed within the Company’s video posting during the playback process.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Revenue from social media advertising is recognized by the Company when it fulfills its performance obligation at a point in time, which occurs when the Company grant the right to use of the license of the video content to the social media platform, and when the social media platform can derive substantial economic benefit from monetizing the video content. The revenue generated is contingent on a profit- sharing arrangement with the social media platform and is assessed based on multiple factors. These factors include viewer engagement, viewer location, the type of advertisements, the number of advertisements engaged with, and more. The transaction price will be entitled to be received by the Company upon monthly settlement with the social media platform. Consequently, the Company has determined that revenue from social media advertising is recognized at a point in time when it is probable that a significant reversal of the revenue recognized will not occur.

Cost of revenue from social media marketing service consist of video production related cost such as labor and production supplies.

The Company has elected to apply the practical expedient to expense costs as incurred for incremental costs to obtain a contract when the amortization period would have been one year or less. As of September 30, 2024 and March 31, 2024, the Company did not incur any incremental costs to obtain contract.

As of September 30, 2024 and March 31, 2024, the Company did not have any contract assets.

The Company recognized advance payments from its customer prior to revenue recognition as contract liability until the revenue recognition performance obligations are met. As of September 30, 2024 and March 31, 2024, the contract liabilities amounted to $1,779,725 and $209,903, respectively. For the six months ended September 30, 2024 and 2023, revenue recognized that was included in the beginning period contract liabilities balance amounted to $208,010 and $363,726, respectively. As of September 30, 2024 and March 31, 2024, there were no contracts with performance obligations beyond 12 months for revenue recognition.

Disaggregated information of revenues by products/services are as follows:

	For the Six Months Ended
	September 30, 2024	September 30, 2023
	(Unaudited)	(Unaudited)
Console game	$14,593,174	$14,098,552
Console game code	34,476,448	18,069,773
Console game– subtotal	49,069,622	32,168,325

Game publishing	886,005	2,403,367

Video marketing campaign services	613,948	1,123,322
Social media advertising services	206,464	183,638
Media advertising services- subtotal	820,412	1,306,960

Other revenue	129,666	209,917

Total revenues	$50,905,705	$36,088,569

Warranty

The Company generally provides limited warranties for its products sold. At the time a sale is recognized, the Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at time of delivery and these warranties are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimate. As the historical claim rates of warranty were immaterial, the Company did not accrue warranty reserves as of September 30, 2024 and March 31, 2024.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Advertisement expense

Advertising is mainly through online and offline promotion activities. Advertisement expenses amounted to $712,034 and $1,170,285 for the six months ended September 30, 2024 and 2023, respectively.

Deferred merger costs

Deferred merger costs consist primarily of expenses paid to attorneys, underwriters, and others direct costs related to the Merger. Should the Merger prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to expenses.

Defined contribution plan

Full-time employees of the Company are entitled to government-mandated defined contribution plan. The Company is required to accrue and pay for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government-mandated defined contribution plan. Total expenses for the plans were $145,750 and $101,126 for the six months ended September 30, 2024 and 2023, respectively.

The related contribution plans include:

Singapore subsidiaries

—	Central Provident Fund (“CPF”) — 17.00% based on employee’s monthly salary for employees aged 55 and below, reduces progressively to 7.5% as age increase;

—	Skill Development Levy (“SDL”) — up to 0.25% based on employee’s monthly salary capped $8.3 (SGD 11.25).

Malaysian subsidiary

—	Social Security Organization (“SOSCO”) — 1.75% based on employee’s monthly salary capped of RM 4,000;

—	Employees Provident Fund (“EPF”) — 12% based on employee’s monthly salary; and

—	Employment Insurance System (“EIS”) — 0.2% based on employee’s monthly salary capped of RM 4,000.

Hong Kong subsidiaries

—	Mandatory Provident Fund (“MPF”) — 5% based on employee’s monthly salary capped of HKD 30,000;

Brazil subsidiary

—	Employees’ Severance Indemnity Fund (“FGTS”) — 8% based on employee’s monthly salary;

—	Social Security Contribution (“INSS”) — up to 14% based on employee’s monthly salary capped of BRL 7,507;

Goods and Services Taxes (“GST”)

Revenue represents the invoiced value of service, net of applicable GST. The GST is chargeable on gross sales price. In Singapore, GST rate is 8% on gross sales price for calendar year 2023 and 9% for calendar year 2024. Entities that are GST-registered are allowed to offset qualified input GST paid to suppliers against their output GST liabilities. Net GST balance between input GST and output GST is recorded in tax payable or receivable.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income tax . The charge for taxation is based on the results for the fiscal year and adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax is calculated using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited condensed consolidated financial statements and the corresponding tax basis. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is more likely than not that taxable income will be utilized with prior net operating loss carried forwards using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be utilized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest were incurred related to underpayment of income tax for the six months ended September 30, 2024 and 2023.

The Company recognizes interest and penalties related to unrecognized tax benefits, if any, on the other expense line in the accompanying consolidated statement of income. Accrued interest and penalties are included on the other payables and accrued liabilities line in the consolidated balance sheets.

The Company conducts much of its business activities in Singapore, Malaysia, and Hong Kong and is subject to taxation in these jurisdictions. As a result of its business activities, the Company’s subsidiaries file separate tax returns that are subject to examination by the foreign tax authorities. As of September 30, 2024, the tax returns for the Company’s Singapore entities from 2021 through 2024 remain open for statutory examination by the Singapore tax authorities. Similarly, as of September 30, 2024, the tax returns for the Company’s Hong Kong entities from 2019 through 2024 remain open for statutory examination by the tax authorities in Hong Kong, respectively. In addition, as of September 30, 2024, the tax returns for the Company’s Malaysia entity from 2020 through 2024 remain open for statutory examination by the tax authorities in Malaysia.

Comprehensive loss

Comprehensive loss consists of two components, namely net income and other comprehensive loss. Other comprehensive loss refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income (loss). Other comprehensive loss includes items such as results of foreign currency translation adjustment.

Loss per share

The Company computes earnings or loss per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income attributable to the Company divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the diluted effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended September 30, 2024 and 2023, there were no dilutive shares.

Fair value measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, we consider the principal or most advantageous market in which it would transact and consider assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value for certain assets and liabilities such as cash and restricted cash, accounts receivable, net, amount due from related parties, other receivables and other current assets, prepayments, banking facilities, accounts payable, contract liabilities, amount due to related parties, other payables and accrued liabilities, and tax payables have been determined to approximate carrying amounts due to the short maturities of these instruments. The Company believes that its long-term bank facilities approximate the fair value based on current yields for debt instruments with similar terms.

The following table sets forth by level within the fair value hierarchy our financial liability that were accounted for at fair value on a recurring basis as of September 30, 2024 and March 31, 2024:

	Carrying Value at	Fair Value Measurement at September 30, 2024
	September 30, 2024	Level 1	Level 2	Level 3
Contingent consideration for acquisition	$3,426,385	$-	$-	$3,426,385

	Carrying Value at	Fair Value Measurement at March 31, 2024
	March 31, 2024	Level 1	Level 2	Level 3
Contingent consideration for acquisition	$3,697,000	$-	$-	$3,697,000

The following is a reconciliation of the beginning and ending balance of the financial liability measured at fair value on a recurring basis for the six months ended September 30, 2024 and for the years ended March 31, 2024:

Contingent consideration for acquisition
Ending balance as of March 31, 2023	$4,293,000
Payment of cash and share consideration	(806,710)
Change in fair value of contingent consideration for acquisition	272,029
Exchange rate difference	(61,319)
Ending balance as of March 31, 2024	3,697,000
Change in fair value of contingent consideration for acquisition	(270,615)
Ending balance as of September 30, 2024 (unaudited)	$3,426,385

Leases

The Company accounts for leases in accordance with ASU 2016-02, “Leases” (Topic 842).

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

If any of the following criteria are met, the Company classifies the lease as a finance lease:

•	The lease transfers ownership of the underlying asset to the lessee by the end of the lease term;

•	The lease grants the lessee an option to purchase the underlying asset that the Company is reasonably certain to exercise;

•	The lease term is for 75% or more of the remaining economic life of the underlying asset, unless the commencement date falls within the last 25% of the economic life of the underlying asset;

•	The present value of the sum of the lease payments equals or exceeds 90% of the fair value of the underlying asset; or

•	The underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Leases that do not meet any of the above criteria are accounted for as operating leases.

The Company combines lease and non-lease components in its contracts under Topic 842, when permissible.

Finance and operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Since the implicit rate for the Company’s leases is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments, in a similar economic environment and over a similar term.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its finance or operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee.

The finance or operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognizes the finance leases ROU assets and interest on an amortized cost basis. The amortization of finance ROU assets is recognized on straight-line basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest expense on the lease liability is determined each period during the lease term..

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and include the associated operating lease payments in the undiscounted future pre-tax cash flows. For the six months ended September 30, 2024 and 2023, the Company did not recognize impairment loss on its finance and operating lease ROU assets.

Related parties

The Company identifies related parties, accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Corporations or individual parties are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operating decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Commitments and contingencies

The Company adheres to ASC 450, “Contingencies” for the recognition, measurement, and disclosure of commitments and contingencies. Contingencies, representing uncertainties related to potential liabilities or gains stemming from past events, are evaluated based on available information, legal counsel advice, and historical experience. The Company records accruals for losses when it is probable and reasonably estimable.

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”).

Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth Company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal. The Company is currently evaluating the impact of the update on the Company’s unaudited condensed consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting: Improvements to reportable Segment Disclosures (“ASU 2023-07”), which enhances the disclosure required for reportable segments in annual and interim consolidated financial statements, including additional, more detailed information about a reportable segment’s expenses. ASU 2023-07 will be effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company anticipates that Topic 280 will impact only its disclosures and therefore do not expect that Topic 280 will have a material impact on its unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendment in this update enhances the transparency and decision usefulness of income tax disclosures. ASU 2023-09 will be effective for fiscal years beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-07 will have on its annual and interim disclosures. The Company is currently evaluating the impact of the update on Company’s unaudited condensed consolidated financial statements and related disclosures.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

Note 3 — Business Combination

— Acquisition of Starry

On April 12, 2023, the Company, through its subsidiary, Titan Digital, entered into a sale and purchase agreements (“SPA1”) with Debbie Soon Rui Yi (“Debbie”), a related party who is the spouse of Jianhao Tan, the CEO of Titan Digital, to acquire 100% equity interest in Starry. Starry was incorporated in Singapore on June 16, 2020, and its principal activities mainly include distribution of Jewelry. Pursuant to the SPA1, Titan digital is obligated to issue 17,648 or 15% of Titan Digital’s ordinary shares to Debbie. On April 12, 2023, the acquisition of starry was completed (“Acquisition date”), and 17,648 shares of Titan Digital’s ordinary shares were issued to Debbie.

The Company’s acquisition of Starry was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Starry based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by the FASB using the fair value approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed, and intangible assets identified as of the acquisition date. Acquisition-related costs incurred for the acquisitions were not material and were expensed as incurred in general and administrative expenses.

Based on assessments using the income test, asset test, and investment test pursuant to S-X Rule 3-05, the Company concluded that the acquisition of Starry was not significant. Pursuant to ASC 805-10-50-2 (h). the unaudited pro forma information of the Company for the six months ended September 30, 2024 and 2023 set forth below gives effect to the business combination as if it had occurred on April 1, 2023 and combines the results of operations of the Company since then. The unaudited pro forma information is presented after applying the Company’s accounting policies and elimination intra-entity transactions, as applicable. The unaudited pro forma information does not include any impact of transaction synergies and is presented for informational purposes only and is not necessarily indicative of the results of operations that would actually have been occurred had the business combination been consummated as of that time or that may result in the future.

	For the Six Months Ended September 30,	For the Six Months Ended September 30,
	2024	2023
Unaudited pro forma revenue	$50,905,705	$36,088,569
Unaudited pro forma net loss	$(802,442)	$(1,801,528)

The following tables summarizes the consideration transferred to acquiring starry at the date of acquisition:

Share issuance*	$564,546
Total consideration at fair value	$564,546

*	The fair value of Titan’s share issuance on April 12, 2023 were estimated by applying discounted cash flow approach which considers the present value of Titan’s future after-tax cash flows using a 14.0% discount rate.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Starry:

Fair value as of acquisition date
Total consideration	$564,546
Less: net assets of Starry:
Cash	128,843
Inventory	57,102
Prepaid expense	34,202
Deposit Paid	442
Intangible asset	131,810
Total assets	352,399
Accounts payable	(9,796)
Other payable	(23,896)
Deferred tax liability	(23,034)
Total liabilities	(56,726)
Total net assets of Starry	295,673
Goodwill	$268,873

The purchase price was allocated to the identifiable intangible assets acquired and liabilities assumed based on their acquisition date estimated fair values. The identifiable intangible assets principally included licenses, with estimated useful lives of 1.0 years based on the expected future economic benefit of the assets and are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method.

The Company, with the assistance of a third-party appraiser, assessed the fair value of the 100% equity interest, and identifiable intangible assets acquired, in Starry through using income approach based on a number of factors including in the valuations from the third-party appraiser. The significant assumptions used by the Company include financial forecast and discount rate.

The fair value of the licenses was estimated using a relief-from-royalty method. This method calculates fair value by assuming that if the license were to be acquired from a third-party owner, a royalty rate on revenue would be charged for the privilege of using the asset. Therefore, the fair value of the licenses represents the present value of the after-tax royalties saved as a result of owning the legal right to utilize the licenses.

The goodwill, which is not deductible for income tax purposes, is primarily attributed to the enhanced brand recognition expected from integrating Starry’s operations. The acquisition of Starry is strategically aimed at leveraging its expertise in jewelry and accessories retail. By collaborating with Starry, the Company plans to create unique, game character-inspired jewelry and accessories. This collaboration will not only promote and market certain games but also expand the Company’s customer base. The synergy between the gaming operations and the jewelry business is expected to increase brand visibility and appeal to a broader demographic, thereby enhancing brand recognition.

— Acquisition of Martiangear

On July 25, 2023, the Company through its subsidiary, Titan Digital, entered into a sale and purchase agreements (“SPA2”) with two third parties (“Vendors”) to acquire 100% equity interest of Martiangear. Martiangear was incorporated in Singapore on September 24, 2020, and its principal activities include distribution of gaming desks and chairs. The acquisition of Martiangear was completed on September 4, 2023 (“Acquisition Date”). Pursuant to the SPA2, The Company is obligated to remit an aggregate total of

$835,348 consideration in fair value which consist of following three tranches to the Vendors.

•	Tranche 1 — 53,711 of the Company’s ordinary shares (“Consideration Share”) to the Vendors on the Acquisition Date. In the event that the Company fail to become a listed company within 24 months from the Completion Date, the Company irrevocably undertakes to purchase all of the Consideration Share from the Vendors for a cash consideration of $700,000. Given the condition of whether the company can become a listed entity within 24 months is not solely within the control of the Company and in accordance with ASC 480-10-S99, the Company record the fair value of the issuance of the Consideration Shares in Tranche 1 to the Vendors as mezzanine equity.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

•	Tranche 2 — An aggregate total of $148,000 cash consideration issue to the Vendors which include (1) $48,000 due on the Completion Date, (2) $50,000 due on one month after the Completion Date, and (3) $50,000 due on two months after the Completion Date.

As of the date of the issuance of these financial statements, the Company had issued 53,711 of its ordinary shares to the Vendors and paid $148,000 in cash consideration as agreed upon in Tranche 2 payment terms.

The Company’s acquisition of Martiangear was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Martiangear based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by the FASB using the fair value approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed, and intangible assets identified as of the acquisition date. Acquisition-related costs incurred for the acquisitions were not material and were expensed as incurred in general and administrative expenses.

Based on assessments using the income test, asset test, and investment test pursuant to S-X Rule 3-05, the Company concluded that the acquisition of Martiangear was not significant. Pursuant to ASC 805-10-50-2 (h), the unaudited pro forma information of the Company for the six months ended September 30, 2024 and 2023 set forth below gives effect to the business combination as if it had occurred on April 1, 2023 and combines the results of operations of the Company since then. The unaudited pro forma information is presented after applying the Company’s accounting policies and elimination intra-entity transactions, as applicable. The unaudited pro forma information does not include any impact of transaction synergies and is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been occurred had the business combination been consummated as of that time or that may result in the future:

	For the Six Months Ended September 30,	For the Six Months Ended September 30,
	2024	2023
Unaudited pro forma revenue	$50,905,705	$36,119,927
Unaudited pro forma net loss	$(802,442)	$(1,823,955)

The following tables summarizes the consideration transferred to acquired Martiangear at the date of acquisition:

Share issuance*	$687,348
Cash consideration	148,000
Total consideration at fair value	$835,348

*	The fair value of the Company’s share issuance on July 25, 2023 were estimated by applying discounted cash flow approach which considers the present value of the Company’s future after-tax cash flows using a 14.0% discount rate.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Martiangear:

Fair value as of acquisition date
Total consideration	835,348
Less: net assets of Martiangear:
Cash	8,263
Accounts receivable	4,808
Inventory	92,889
Intangible asset	85,675
Total assets	191,635
Accounts payable	(17,457)
Deferred tax liability	(13,197)
Total liabilities	(30,654)
Total net assets of Martiangear	160,981
Goodwill	$674,367

The purchase price was allocated to the identifiable intangible assets acquired and liabilities assumed based on their acquisition date estimated fair values. The identifiable intangible assets principally included trademark and license, with estimated useful lives of 7.45 years and 0.82 year, respectively, based on the expected future economic benefit of the assets and are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method.

The Company, with the assistance of a third-party appraiser, assessed the fair value of the 100% equity interest, and identifiable intangible assets acquired, in Martiangear through using income approach based on a number of factors including in the valuations from the third-party appraiser. The significant assumptions being used by the Company include revenue forecast and discount rate.

The fair value of the licenses and trademarks was estimated using a relief-from-royalty method. This method calculates fair value by assuming that if the licenses and trademarks were to be acquired from third-party owners, a royalty rate on revenue would be charged for the privilege of using the assets. Consequently, the fair value of the licenses and trademarks represents the present value of the after-tax royalties saved as a result of owning the legal right to utilize them.

The goodwill is not deductible for income tax purposes and is related primarily to the expected synergies from combining the operations into the Company’s business operation in console game.

Note 4 — Accounts receivable, net

As of September 30, 2024 and March 31, 2024, accounts receivables were comprised of the following:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Receivables from console game and console game code	$13,110,138	$15,123,775
Receivables from game publishing	236,121	2,282,228
Receivables from advertising service	243,621	332,540
Less: Allowance for credit loss	(341,854)	(325,457)
Accounts receivable, net	$13,248,026	$17,413,086

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Movement of credit loss for the six months ended September 30, 2024 and the year ended March 31, 2024 are as follows:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Beginning balance	$325,547	$55,533
Addition	12,482	277,273
Write-off	-	-
Translation adjustment	3,825	(7,349)
Ending balance	$341,854	$325,457

For the six months ended September 30, 2024 and 2023, the Company incurred additional credit loss of $12,482 and $56,322, respectively, from its accounts receivable balance.

Note 5 — Inventories, net

Inventories are stated at lower of cost or net realizable value, which is determined using the weighted average method.

	September 30,	March 31,
	2024	2024
	(Unaudited)
Physical console game compact discs	$6,563,779	$4,826,217

For the six months ended September 30, 2024 and 2023, the impairment for inventories was amounted to $141,047 and $474,364 respectively.

Note 6 — Other receivables and other current assets, net

As of September 30, 2024 and March 31, 2024, other receivables and other current assets, net were comprised of the following:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Deposits (i)	$247,313	$42,832
Prepaid expenses (ii)	375,205	18,279
Prepaid income tax (iii)	23,771	23,366
GST recoverable and prepaid income tax (iv)	134,676	232,367
Other receivables (v)	288,252	197,102
Less: allowance for credit loss	(27,264)	(52,949)
Total other receivables and other current assets, net	$1,041,953	$460,997

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(i)	Deposits

The balance of deposit mainly comprised deposits made for rental and utility service of the Company.

(ii)	Prepaid expenses

The balance of prepaid expenses represented prepayment for services, such as subscription fees and advertising expenses.

(iii)	Prepaid income tax

The balance of prepaid income tax represents prepaid estimated income tax from the Company’s HK, Malaysia, and Singapore subsidiaries.

(iv)	GST recoverable

The balance of GST recoverable represented the amount of GST, which resulted from historical purchasing activities and could be further used for deducting future GST in Singapore.

(v)	Other receivables

The balance of other receivables mainly represented balance due from vendor for marketing expense paid on behalf.

Movement of allowance for credit loss for the six months ended September 30, 2024 and for the year ended March 31, 2024 are as follows:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Beginning balance	$52,949	$3,747
(Recovery) addition	(26,993)	49,351
Translation adjustment	1,308	(149)
Ending balance	$27,264	$52,949

For the six months ended September 30, 2024 and 2023, the Company recovered credit loss of $26,993 and incurred additional credit loss of $1,262 from its other receivable balance, respectively.

Note 7 — Prepayments, net

	September 30,	March 31,
	2024	2024
	(Unaudited)
Prepayment	$9,315,299	$5,720,400
Less: allowance for prepayment	(20,113)	(209,412)
Total prepayments, net	$9,295,186	$5,510,998

Movement of allowance for credit loss for the six months ended September 30, 2024 and for the year ended March 31, 2024 are as follows:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Beginning balance	$209,412	$51,755
(Recovery) Addition	(188,759)	157,623
Translation adjustment	(540)	34
Ending balance	$20,113	$209,412

For the six months ended September 30, 2024 and 2023, the Company recovered $188,759 and $29,278 credit loss which were previously allowanced, respectively.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Property and equipment, net

Property and equipment consist of the following:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Office equipment	$937,437	$822,262
Furniture & Fitting	71,309	68,490
Office and warehouse renovation	441,259	431,293
Subtotal	1,450,005	1,322,045
Less: accumulated depreciation	(999,089)	(816,934)
Total property and equipment, net	$450,916	$505,111

Depreciation expenses for the six months ended September 30, 2024 and 2023 were amounted to $165,415 and $165,878, respectively. The Company recognized loss from disposal of property and equipment were $nil, and $56,793 for the six months ended September 30, 2024 and 2023, respectively.

Note 9 — Definite-lived Intangible assets, net

Definite-lived intangible assets consisted of the following:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Customer relationships	$4,594,812	$4,594,812
License	139,865	139,865
Trademark	224,809	224,809
Less: accumulated amortization	(2,223,628)	(1,686,260)
Total definite-lived intangible assets	$2,735,858	$3,273,226

Amortization expense for six months ended September 30, 2024 and 2023 was amounted to $537,367 and $573,693, respectively.

The following table sets forth the Company’s amortization expense for the next five years ending:

Amortization
expenses
Twelve months ending September 30, 2025	$1,041,288
Twelve months ending September 30, 2026	1,041,288
Twelve months ending September 30, 2027	619,070
Twelve months ending September 30, 2028	10,419
Twelve months ending September 30, 2029 and thereafter	23,793
Total	$2,735,858

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Bank Loans

Outstanding balance of banking facilities consisted of the following:

Bank name	Maturity date	Interest rate	Collateral/Guarantee	September 30, 2024	March 31, 2024
				(Unaudited)
United Overseas Bank Limited (“UOB”)	July 2025	2.5%	Personal Guarantee by Choo See Wee, the Chairman of the Company, and Play-E Corporation Pte. Ltd, which Choo See Wee is the major shareholder.	$546,525	$826,000
Citi Bank	October 2024 to December 2024	5.2%-7.4%	Personal Guarantee by Choo See Wee, the Chairman of the Company. Collateral by fixed deposit in bank	1,732,000	2,799,249
HSBC Bank *	October 2024 to December 2024	5.5%-7.1%	Personal Guarantee by Choo See Wee, the Chairman of the Company. Collateral by fixed deposit in bank	6,954,705	5,395,568
DH Global Investment	November 2024(Repaid in November 2024)	10.0%	N/A	5,000,000	-
DBS Bank Ltd	April 2027	6.9%	Personal Guarantee by Choo See Wee, the Chairman of the Company, and Tan Jian Hao, the CEO of Titan Digital	105,072	-
Total				$14,338,302	$9,020,817
Bank Loans, current				$14,270,394	$8,812,807
Bank Loan, non-current				$67,908	$208,010

*	From October 2024 to the date of the issuance of these unaudited condensed consolidated financial statements, the Company obtained twelve short term bank loans from HSBC Bank for an aggregate total of approximately $5.0 million to be due from December 2024 to March 205. These bank loans bear interest rates per annum from 6.1% to 6.3%.

The interest expense pertained to above banking facilities for the six months ended September 30, 2024 and 2023 were $295,019 and $207,109 respectively. The weighted-average interest rate pertaining to above mentioned bank loans were 7.1% and 6.0%, respectively, for the six months ended September 30, 2024 and 2023, respectively.

Note 11 — Other payables and accrued liabilities

	September 30,	March 31,
	2024	2024
	(Unaudited)
Accrued payroll and welfare	$167,974	$165,523
Accrued expenses (i)	759,799	1,381,338
Other payables (ii)	3,025,259	1,554,725
Total accrued expenses and other liabilities	$3,953,032	$3,101,586

(i)	The balance of accrued expenses represented accrued professional fee, and other miscellaneous fees.

(ii)	The balance of other payable mainly consists of the deposit received from a third party as co- publisher’s minimum guarantee in game development for game publishing operations. Such balance is recoupable by above the third party upon certain minimum sales targets of the games achieved after the game’s launch.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Advance proceeds from convertible notes

From September 30, 2024 to December 2024, GCL Global Holdings Ltd (“PubCo”), the Company, and Epic SG, entered into convertible note purchase agreements (the “Note Purchase Agreements”) with each of certain accredited investors (the “Transaction Investors”) pursuant to which the Transaction Investors have agreed to pay the Company an aggregate of $30,025,000 for certain convertible notes (the “Note”) which shall be convertible into the Company’s fully paid and nonassessable ordinary shares that would be exchanged for 6,672,221 shares of Merger Consideration Shares (as defined in the Merger Agreement) at $4.50 per share at the closing of the transactions (the “Conversion Date”) contemplated by the Merger Agreement (the “Business Combination”). The number of Merger Consideration Shares is determined based on the exchange ratio established in the Merger Agreement. Pursuant to the Note Purchase Agreements, an additional thirty percentage (30%) of the number of Merger Consideration Shares issued to the Transaction Investors (the “Bonus Shares”) will be held in an escrow account for three (3) years from the Conversion Date. At the end of each of the first three anniversary dates of the Conversion Date (each such year, a “Bonus Year”), one-third (1/3) of the Bonus Shares shall be released from the escrow account to either the Transaction Investors or to the Company for cancellation, based on the number of Merger Consideration Shares held by the Transaction Investors at the end of Bonus Year. In the event that the lowest volume-weighted average closing price of the Merger Consideration Shares is less than $4.50 per share for any ten(10) consecutive trading days during the last month prior to the third anniversary day of the Conversion Date, the Transaction Investors will be entitled to receive certain Top-Up Shares (defined in the Note Purchase Agreement) and, under certain limited circumstances, a cash payment, based on the number of Merger Consideration Shares held on the third anniversary date of the Business Combination. The Transaction Investors will be entitled to receive 110% of the outstanding principal balance of the Note in the event that the Business Combination is not consummated on or before March 28, 2025, or if the per share price used to the calculate the exchange ratio for the Business Combination is less than $10.00 per share. Epic SG has agreed to unconditionally guarantee all of the Company’s obligations and performance under $30,250,000 of the Note, including but not limited to the Company’s obligation to pay. In September 2024, two accredited investors had deposited $4,012,500 to the Company prior to the execution of the Note Purchase Agreements in October 2024.

In December 2024, PubCo, the Company, and GCL Global SG, executed substantially similar Note Purchase Agreements for an additional $3,000,000 of Convertible Notes. These agreements include the same terms and conditions as described above, including the issuance of Bonus Shares, escrow arrangements, potential entitlement to Top-Up Shares, and unconditional guarantees by GCL Global SG for the additional $3,000,000 of Notes.

As of the date of the issuance of these unaudited condensed consolidated financial statements, the Company has received all proceed from above mentioned Notes.

Note 13 — Related party balances and transactions

Related party balances

Amount due from related parties

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Name of related party*	Relationship	Nature	As of September 30, 2024	As of March 31, 2024
			(Unaudited)
Chan Shae Lyn	Director of Epic MY	Interest free loan due on demand	4,123	-
Jianhao Tan*	CEO of Titan Digital	Interest free loan due on demand	24,294	21,880
Joseph Thomas Van Heeswijk	Shareholder of the Company	Interest free loan due on demand	25,606	-
GCL Global Holdings Ltd (“ Pubco”)	Common shareholders	Interest free loan due on demand	6,569	-
Total			$60,592	$21,880

*	As of the date of the issuance of these unaudited condensed consolidated financial statements, the amount due from related party has been fully repaid.

Accounts payable, a related party

Name of related party	Relationship	As of September 30, 2024	As of March 31, 2024
		(Unaudited)
SEGA Corporation	Shareholder of the Company	$6,329,474	$6,567,480

Amount due to related parties

Name of related party	Relationship	Nature	As of September 30, 2024	As of March 31, 2024
			(Unaudited)
Choo See Wee (“Jacky”)	Chairman of the Company	Loan from Director	$12,310	$482,252
Joseph Thomas Van Heeswijk	Shareholder of the Company	Loan from Director	129	128
Jianhaotan Brand Ventures Pte Ltd (“JHTB Venture”)	Jianhao Tan, the shareholder of JHTB Venture, the CEO of Titan Digital	Loan from Director	204,971	-
Debbie Soon	Director of Starry Jelwery	Loan from Director	779	3,636
Choo See Wee (“Jacky”)	Chairman of the Company	Director fee payable	150,000	-
2Game Tech	Common shareholder	Interest free loan due on demand	17,819	-
Total			$386,008	$486,016

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Related parties’ transactions

Revenue from a related party

Name of Related Party	Relationship	For the Six Months Ended September 30, 2024	For the Six Months Ended September 30, 2023
		(Unaudited)	(Unaudited)
SEGA Corporation	Shareholder of the Company	$675	$41,464

Cost of revenue from related parties

Name of related party	Relationship	Nature	For the Six Months Ended September 30, 2024	For the Six Months Ended September 30, 2023
			(Unaudited)	(Unaudited)
SEGA Corporation	Shareholder of the Company	Purchase of console game	$7,154,918	$4,768,968
Jianhao Tan	CEO of Titan Digital	Content creation for social media advertising	153,902	66,860
Total			$7,308,820	$4,835,828

Note 14 — Shareholders’ equity

Ordinary shares

The Company was established under the laws of Cayman Islands on September 8, 2023, and authorized to issue 150,000,000 shares with a par value of $$0.0001. On February 14, 2024, the Company completed its Reorganization under GCL Global with a sequential two-step transaction (see Note 1). All of the outstanding ordinary shares is presented on the basis as if the Reorganization under GCL Global became effective as of the beginning of the first period presented on April 1, 2021. As of September 30, 2024 and March 31, 2024, 25,916,468 ordinary shares were issued and outstanding which excluding 53,711 ordinary shares subject to possible redemption in mezzanine equity. As of September 30, 2023 and March 31, 2023, 25,896,000 ordinary shares were issued and outstanding which excluding 168,711 and 150,000 ordinary shares subject to possible redemption in mezzanine equity, respectively.

On November 22, 2023, 115,000 ordinary shares subject to possible redemption in temporary equity were fully redeemed for cash consideration of $ 163,905.

On October 1, 2023, the Company collectively issued additional ordinary shares of 20,468 to the individuals (see Note 3, 2Game acquisition). As of the date of the issuance of these unaudited condensed financial statements, the Company has ordinary shares of 25,916,468 (excluding 53,711 ordinary shares classified as mezzanine equity) issued and outstanding.

Recognition of non-controlling interests from acquisition of subsidiaries

On April 12, 2023, Titan Digital acquired a 100% equity interest in Starry from Debbie, the spouse of Jianhao Tan, the Chief Executive Officer (“CEO”) of Titan Digital, through issuance of 17,648 or 15% of Titan Digital’s ordinary shares to Debbie. As a result, the Company’s equity interest in Titan Digital was reduced from 100% to 85% upon completion of the acquisition of Starry while recognized $182,599 of non-controlling interest in the Company’s statements of change in shareholders’ equity. As no cash consideration was received, $381,947 which is the difference between the fair value of the consideration received and the amount by which the noncontrolling interest is adjusted was recognized as an addition in additional paid-in capital in accordance with ASC 810-10-45-23 “Change in a parent’s ownership interest in a subsidiary”.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Income tax

Cayman Islands

GCL Global is incorporated in Cayman Islands and is not subject to tax on income or capital gains under current Cayman Island law. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

GCL BVI is incorporated in British Virgin Islands and are not subject to tax on income or capital gains under current British Virgin Island law. Additionally, upon payments of dividends to the shareholders, no British Island withholding tax will be imposed.

Singapore

The Company’s subsidiaries incorporated in Singapore, are subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable corporate income tax rate is 17% in Singapore, with 75% of the first $7,437 (SGD 10,000) taxable income and 50% of the next $141, 295 (SGD 190,000) taxable income are exempted from income tax.

Hong Kong

The Company’s subsidiaries incorporated in Hong Kong, are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. Under the two-tiered profits tax rates regime, the first 2,000,000 Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2,000,000 will be taxed at 16.5%.

Malaysia

The Company’s subsidiary incorporated in Malaysia is governed by the income tax laws of Malaysia and the income tax provision in respect of operations in Malaysia is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Income Tax Act of Malaysia, enterprises that incorporated in Malaysia are usually subject to a unified 24% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis.

Brazil

The Company’s subsidiary incorporated in Brazil is subject to Brazilian Corporate Income Tax (“IRPJ”). The IRPJ levied at a base rate of 15%, with an additional surtax of 10% applied to taxable income exceeding BRL 240,000 annually, resulting in an effective corporate income tax rate of up to 25%.

Income tax (benefit) expense for the six months ended September 30, 2024 and 2023 amounted to $(10,444) and $16,168, respectively.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the provision for income taxes are as follows:

	For the Six Months Ended September 30, 2024	For the Six Months Ended September 30, 2023
	(Unaudited)	(Unaudited)
Current	$349,028	$357,425
Deferred	(359,472)	(341,257)
(Benefit) Provision for income taxes	$(10,444)	$16,168

(Loss) Income before income tax by jurisdiction are as following:

	For the Six Months Ended September 30, 2024	For the Six Months Ended September 30, 2023
	(Unaudited)	(Unaudited)
Singapore	$(242,461)	$(942,167)
Hong Kong	176,328	(61,681)
Malaysia and others	(746,753)	(842,476)
Total loss before income tax	$(812,886)	$(1,846,324)

The following table sets forth the significant components of the aggregate deferred tax assets and liabilities of the Company as of:

	September 30, 2024	March 31, 2024
	(Unaudited)
Deferred Tax Assets
Net operating loss carryforwards	$763,153	$409,891
Allowance for credit loss	65,984	99,714
Lease liabilities	413,979	315,935
Inventory write-off	204,369	180,329
Less: valuation allowance*	(55,298)	(7,916)
Deferred tax assets, net	$1,392,187	$997,953

Deferred tax liabilities:
Right of use assets	$464,353	$325,463
Amortization of intangible assets	421,495	557,030
Deferred tax liabilities	$885,848	$882,493
Deferred tax assets, net	$506,339	$115,460

As of September 30, 2024, the Company had net operating losses carry forward from GCL Global SG, Titan Digital, Starry, Martiangear, 2Game Brazil, 4Divinity and Epicsoft Malaysia combined amounted to $4,475,215. The net operating losses from GCL Global SG and Martiangear can be carried forward indefinitely in Singapore. The Company believes it is not more likely than not that Martiangear and 2Game Brazil future operation will be able to fully utilize its deferred tax assets related to the net operating loss carryforwards in Singapore due to recuring historical loss. As a result, the Company provided a 100% allowance on deferred tax assets on net operating losses of $55,298 related to Martiangear and 2Game Brazil as of September 30, 2024.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2024, the Company had net operating losses carry forward from GCL Global SG, Titan Digital, Starry, Martiangear, and Epicsoft Malaysia combined amounted to $2,378,580. The net operating losses from GCL Global SG and Martiangear can be carried forward indefinitely in Singapore. The Company believes it is not more likely than not that Martiangear future operation will be able to fully utilize its deferred tax assets related to the net operating loss carryforwards in Singapore due to recuring historical loss. As a result, the Company provided a 100% allowance on deferred tax assets on net operating losses of approximately $7,916 related to Martiangear as of March 31, 2024. In addition, the valuation allowance of $5,874 was assessed for Starlight’s NOL as of March 31,2023, which was reversed as of March 31, 2024, due to dissolution of the business entity.

Movement in deferred tax assets (liabilities) are as following:

Balance at March 31, 2023	$(514,675)
Recognized in profit or loss	669,869
Recognized in goodwill	(36,973)
Foreign exchange differences reserve	(2,761)
Balance at March 31, 2024	115,460
Recognized in profit or loss	359,472
Foreign exchange differences reserve	31,407
Balance at September 30, 2024 (unaudited)	$506,339

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of September 30, 2024 and March 31, 2024, the Company did not have any significant unrecognized uncertain tax positions.

Taxes payable consist of the following:

	September 30, 2024	March 31, 2024
	(Unaudited)
GST taxes payable	$8,981	$64,166
Income taxes payable	959,273	952,977
Totals	$968,254	$1,017,143

Note 16 — Concentration of Credit risk

(1)   Major customers

For the six months ended September 30, 2024, customers A, C, and F are accounted for approximately 18%, 15%, and 18% of the Company’s total revenue, respectively. For the six months ended September 30, 2023, customers A, C, and F are accounted for approximately 13%, 14%, and 10% of the Company’s total revenue, respectively.

As of September 30, 2024, customers A and B from the Company’s distribution of console game segment accounted for approximately 25% and 32% of the total balance of account receivable, respectively. As of March 31, 2024, customers A and B from the Company’s distribution of console game segment accounted for approximately 42% and 14% of the total balance of account receivable, respectively.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(2)   Major vendors

For the six months ended September 30, 2024, three vendors a, b and e are accounted for approximately 45%, 16% and 16% of the Company’s total cost of goods sold, respectively. For the six months ended September 30, 2023, four vendors a, b, c and d are accounted for approximately 38%, 16% 12% and 10% of the Company’s total cost of goods sold, respectively.

As of September 30, 2024, vendors a, b and e accounted for approximately 25%, 38% and 31% of the Company’s total balance of accounts payable, respectively. As of March 31, 2024, vendors a, h and f accounted for approximately 29%, 12%, and 10% of the Company’s total balance of accounts payable, respectively.

(3)   Credit risk

Financial instruments that are potentially subject to significant concentrations of credit risk consist primarily of cash. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance /Company up to approximately $58,452 (SGD 75,000) per account. As of September 30, 2024 and March 31, 2024, the Company had cash balance of $7,352,165, and $2,483,834 was maintained at DI Scheme banks in Singapore, of $6,955,528 and $2,256,282 was subject to credit risk, respectively. The Hong Kong Deposit Protection Board pays compensation up to a limit of $64,356 (HKD 500,000) if the bank with which an individual/a Company hold its eligible deposit fails. As of September 30, 2024 and March 31, 2024, cash balance of $177,582 and $135,184 was maintained at financial institutions in Hong Kong, of which $12,558 and $42,448 were subject to credit risk, respectively. The Malaysia deposit insurance corporation (PIDM) standard insurance amount is up to $60,665 (MYR 250,000) per depositor per insured bank. As of September 30, 2024 and March 31, 2024, the Company had cash balance of $45,523 and $58,041 was maintained at banks in Malaysia, of $0 and $1,663 was subject to credit risk. The Brazilian Deposit Insurance System (FGC) provides deposit insurance coverage of up to $45,864 (BRL 250,000) per depositor per financial institution. As of September 30, 2024, and March 31, 2024, the Company had cash balances of $11,532 and $0 maintained in Brazilian financial institutions, of which $0 were subject to credit risk. The China’s Deposit Insurance Fund (DIF) provides deposit insurance coverage of up to $71,249 (RMB 500,000) per depositor per financial institution. As of September 30, 2024, and March 31, 2024, the Company had cash balances of $140,364 and $0 maintained in China’s financial institutions, of which $65,115 and $0 were subject to credit risk, respectively.

While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Note 17 — Leases

As of September 30, 2024 and March 31, 2024, the Company has engaged in multiple offices and warehouse leases which were classified as operating leases. In addition, the Company engaged in a few automobiles leases under finance lease agreements.

The Company occupies various offices under operating lease agreements with a term shorter than twelve months which it elected not to recognize lease assets and lease liabilities under ASC 842. Instead, the Company recognized the lease payments in profit or loss on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company recognized lease expense on a straight-line basis over the lease term for operating lease. Meanwhile, the Company recognized the finance leases ROU assets and interest on an amortized cost basis.

The amortization of finance ROU assets is recognized on straight-line basis as amortization expense, while the lease liability is increased to reflect interest on the liability and decreased to reflect the lease payments made during the period.

The ROU assets and lease liabilities are determined based on the present value of the future minimum rental payments of the lease using a weighted average effective interest rate of 4.6% and 3.4% respectively for the six months ended September 30, 2024 and 2023, which is determined using various incremental borrowing rate with similar term in Singapore, Hong Kong, Malaysia and Brazil.

As of September 30, 2024 and March 31, 2024, the weighted-average remaining operating lease term of its existing leases is approximately 1.3 and 1.6 years, respectively. As of September 30, 2024 and March 31, 2024, the weighted-average remaining financing lease term of its existing leases is approximately 3.9 and 4.4 years, respectively.

Operating and finance lease expenses consist of the following:

		For the Six Months Ended September 30
	Classification	2024	2023
		(Unaudited)	(Unaudited)
Operating lease cost
Lease expenses	General and administrative	478,663	229,927
Finance lease cost
Amortization of leased asset	General and administrative	56,246	19,628
Interest on lease liabilities	Interest expenses on finance leases	6,137	2,516
Total lease expenses		$541,046	$252,071

Weighted-average remaining term and discount rate related to leases were as follows:

	As of		As of
	September 30, 2024		March 31, 2024
	(Unaudited)
Weighted-average remaining term
Operating lease	1.3	years	1.6	years
Finance leases	3.9	years	4.4	years
Weighted-average discount rate
Operating lease	4.6%		4.9%
Finance leases	4.6%		4.5%

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Company’s minimum lease payments in future periods:

	Operating lease	Finance lease
	payments	payments	Total
Twelve months ending September 30, 2025	$707,413	$84,266	$791,679
Twelve months ending September 30, 2026	247,817	79,249	327,066
Twelve months ending September 30, 2027	12,241	66,056	78,297
Twelve months ending September 30, 2028	-	57,588	57,588
Twelve months ending September 30, 2029	-	24,981	24,981
Total lease payments	967,471	312,140	1,279,611
Less: discount	(31,008)	(26,240)	(57,248)
Present value of lease liabilities	$936,463	$285,900	$1,222,363
Present value of lease liabilities, current	$588,180	$80,631	$668,811
Present value of lease liabilities, non-current	$348,283	$205,269	$553,552

Note 18 — Commitments and contingencies

Contingencies

Legal

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un- asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the unaudited condensed consolidated financial statements.

Note 19 — Segment information

The Company presents segment information after elimination of inter-Company transactions. In general, revenue, cost of revenue and operating expenses are directly attributable, or are allocated, to each segment. The Company allocates costs and expenses that are not directly attributable to a specific segment, such as those that support infrastructure across different segments, to different segments mainly on the basis of usage, revenue or headcount, depending on the nature of the relevant costs and expenses. The Company does not allocate assets to its segments as the CODM does not evaluate the performance of segments using asset information.

By assessing the qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, the Company considers itself to have three reportable segments which comprise of console game, game publishing, and media advertising service. The segments are organized based on type of products for sale or service offered.

The following tables present the summary of each segment’s revenue, interest expense, depreciation and amortization, income or loss from operations, loss before income taxes, net income and capital expenditure which are considered as a segment operating performance measure, for the six months ended September 30, 2024 and 2023:

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Disaggregated information of revenues by regions are as follows:

	For the Six Months Ended September 30, 2024 (Unaudited)
	Console game	Game Publishing	Media advertising service	Others*	Consolidated
Revenues	$49,069,622	$886,005	$820,412	$129,666	$50,905,705
Interest expense	$356,824	$-	$2,800	$-	$359,624
Depreciation and amortization	$1,057,114	$-	$117,016	$6,383	$1,180,513
Loss from operations	$(137,853)	$(238,930)	$(702,236)	$(1,779)	$(1,080,798)
Income (loss) before income taxes	$31,496	$(220,094)	$(630,924)	$6,636	$(812,886)
Net (loss) income	$(102,733)	$(182,678)	$(523,667)	$6,636	$(802,442)
Capital expenditure	$75,574	$-	$1,107	$-	$76,681

	For the Six Months Ended September 30, 2023 (Unaudited)
	Console game	Game Publishing	Media advertising service	Others*	Consolidated
Revenues	$32,168,325	$2,403,367	$1,306,960	$209,917	$36,088,569
Interest expense	$254,172	$-	$-	$-	$254,172
Depreciation and amortization	$913,113	$-	$94,921	$55,791	$1,063,825
(Loss) income from operations	$(1,604,064)	$127,497	$(510,291)	$(19,452)	$(2,006,309)
(Loss) income before income taxes	$(1,445,482)	$136,417	$(515,620)	$(21,639)	$(1,846,324)
Net (loss) income	$(1,415,208)	$114,717	$(515,620)	$(46,381)	$(1,862,492)
Capital expenditure	$56,755	$-	$7,968	$19,366	$64,723

*Others comprised of Starry’s jewelry retail operation which the Company has determined it is not a reporting segment in accordance with ASC 280.

As of September 30, 2024, the Company’s total assets were comprised of $46,981,855 for sale of console game, hardware and accessories, $12,728,984 for game publishing, $2,534,962 for advertising services, and $179,874 for others.

As of March 31, 2024, the Company’s total assets were comprised of $41,359,537 for sale of console game, hardware and accessories, $7,042,024 for game publishing, $957,031 for advertising services, and $199,652 for others.

GCL GLOBAL LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Disaggregated information of revenues by regions are as follows:

	For the Six Months Ended September 30, 2024	For the Six Months Ended September 30, 2023
	(Unaudited)	(Unaudited)
Singapore	$25,325,176	$19,644,857
Hong Kong	21,321,102	12,709,153
Malaysia	2,351,890	3,734,559
China	1,907,537	-
Total revenue	$50,905,705	$36,088,569

Note 20 — Subsequent Events

The Company evaluated all events and transactions that occurred after September 30, 2024. Other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except for the following.

On October 1, 2024, 2Game Digital DMCC, a Dubai Company was incorporated. It was 100% owned by 2Game and its primary business activity is the distribution of console game code.

On December 4, 2024, 4Divinity UK Ltd, a United Kingdom Company was incorporated. It was 100% owned by 4Divintiy and its primary business activity is the publishing and distribution of console game code.

In September 2024, Hainan GCL made a secured loan in the aggregate amount of $3,000,000 to Nekcom Inc. (“Nekcom”), a Delaware parent company of a developer of the game Showa American Story in China. Subsequently, the above-mentioned loan was incorporated into a publishing agreement (“Publishing Agreement”) executed on December 18, 2024, among Nekcom, its Singapore subsidiary NEKCOM Private Limited, and the Company’s subsidiary 4Divinity SG. According to the Publishing Agreement, 4Divinity SG was appointed as the exclusive global publisher and distributor of the game Showa American Story. The agreement formalized key terms, including a minimum guarantee of $5,000,000 advanced by 4Divinity SG to Nekcom, recoverable from net revenue. The $3,000,000 loan from Hainan GCL was converted into part of this minimum guarantee, serving to secure the financial commitments outlined in the publishing arrangement.

In November 2024, GCL Global, Nekcom and certain significant shareholders of Nekcom entered into a Series B Preferred Stock Purchase Agreement (the “Nekcom SPA”) pursuant to which, among other things, (i) Nekcom has agreed to enter into a publishing agreement with GCL Global (the “Nekcom Publishing Agreement”) appointing the Company or any of its designated subsidiaries as Nekcom’s exclusive global publisher and distributor of Showa American Story; and (ii) the Company has agreed to purchase a number of Nekcom’s Series B Preferred Stock that would constitute 20% of the total outstanding shares of Nekcom for an aggregate purchase price of $15,000,000 consisting of (a) $7,500,000 in cash, and (b) $7,500,000 in GCL Global ordinary shares. On December 18, 2024, the Nekcom Publishing Agreement was signed, appointing 4Divinity as the exclusive global publisher and distributor of the game Showa American Story.

In connection with the Nekcom SPA, 262,325 ordinary shares of GCL Global (the “Nekcom Consideration Shares”) and an additional 262,325 ordinary shares of GCL Global (the “Nekcom Additional Consideration Shares”) were issued in the name of Nekcom on December 18, 2024 but held in escrow until Full Recoupment Date (as defined in the Publishing Agreement) when they will be released to either Nekcom or the Company depending on the value of Nekcom Consideration Shares (the “Consideration Shares VWAP”) based on the volume weighted average price of the Consideration Shares over thirty (30) trading days immediately preceding the Full Recoupment Date. If the Consideration Shares VWAP exceeds $7,500,000, all Nekcom Consideration Shares will be released to Nekcom, and all Nekcom Additional Consideration Shares will be returned to GCL Global for cancellation. In the event that the Consideration Shares VWAP is below $7,500,000 but exceeds $1,200,000, Nekcom will receive such number of Nekcom Additional Consideration Shares from the escrow account that would make up the shortfall, with the balance returned to the Company for cancellation. If the value of the Nekcom Additional Consideration Shares so released from the escrow account is not sufficient to make up the shortfall, the Company has agreed to either pay Nekcom cash to make up the shortfall, or issue additional shares to Nekcom and use its reasonable best efforts to register such shares for resale. If the Consideration Shares VWAP is below $1,200,000, the Company has agreed to pay Nekcom the shortfall between $7,500,000 and the Consideration Shares VWAP in cash. The Company recognized its 20% investment in Nekcom under the equity method. However, it does not have any impact on the Company’s unaudited condensed consolidated financial statements as of September 30, 2024.

In February 2025, the Company has entered into amendment to Note Purchase Agreement (the “Amendment”) with Pubco, Epic SG and Transaction Investors to make certain amendment on the Top-Up Shares issuances formula.